CODE OF ETHICS

INTRODUCTION

The Firm has adopted this code of ethics (the “Code of Ethics”) in compliance with the Rules in order to specify the standard of conduct expected of its Associated Persons (as defined below).  The Firm will describe its Code of Ethics to clients in writing and, upon request, furnish clients with a copy of the Code of Ethics.

All Associated Persons of the Firm must comply with the Rules.  In particular, it is unlawful for the Firm and any Associated Person, by use of the mail or any means or instrumentality of interstate commerce, directly or indirectly:

•	To employ any device, scheme or artifice to defraud any client or prospective client of the Firm;

•	To engage in any transaction, practice, or course of business which operates or would operate as a fraud or deceit upon any client or prospective client of the Firm;

•	To make untrue statement of a material fact to the Fund, in light of the circumstances under which they are made, not misleading; or

•	To engage in any fraudulent, deceptive, or manipulative practice.

In addition, Firm personnel are prohibited from, among other things, engaging in the following activities:

•	Performing any activities they are not otherwise authorized to perform under Firm policies, the Compliance Manual or the Rules;

•	Failing to disclose conflicts of interests;

•	Recommending securities or investment products outside the Investment Parameters of the client;

•	Permitting their personal investments or affiliations to influence advice to a client;

•	Failing to notify the Chief Compliance Officer immediately about, or attempting to settle, any client complaints on their own;

•	Guaranteeing any security or investment product recommended to the client or the performance of a client’s investment or account;

•	Signing a client’s name to any document, even if the client gives permission to do so;

•	Accepting money from a client as additional compensation for investment advisory services offered;

•	Borrowing money from a client without prior consent from the Chief Compliance Officer;

•	Making discretionary trades for a client who has not given the Firm written authority to make such trades;

•	Advertising their services or those of the Firm without prior approval of the Firm;

•	Raising money for charitable or political organizations without prior approval from the Firm;

•	Becoming employed with another company or serving as a director of another company without prior approval from the Firm; and

•	Giving gifts to clients or receiving gifts from clients without prior approval from the Chief Compliance Officer.

In adopting this Code of Ethics, the Firm recognizes that it, and its Associated Persons owe a fiduciary duty to the Firm’s client accounts and must (1) at all times place the interests of Firm clients first; (2) conduct personal securities transactions in a manner consistent with this Code of Ethics and avoid any abuse of a position of trust and responsibility; and (3) adhere to the fundamental standard that Associated Persons should not take inappropriate advantage of their positions.  In addition, Associated Persons must report any violations of the Code of Ethics to the Firm’s Chief Compliance Officer.

DEFINITIONS

“Access Person” means any supervised person of the Firm:

•	Who has access to nonpublic information regarding any clients’ purchase or sale of securities;

•	Who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;

•	Because the Firm’s primary business is providing investment advice, all of the Firm’s directors, officers and partners are presumed to be access persons; or

•	Such other persons as the Chief Compliance Officer will designate.

“Acquisition” or “Acquire” includes any purchase and the receipt of any gift or bequest of any Reportable Security.

“Affiliate Account” means, as to any Access Person, an Account:

•	Of any Family Member of the Access Person;

•	For which the Access Person acts as a custodian, trustee or other fiduciary;

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Of any corporation, partnership, joint venture, trust, company or other entity which is neither subject to the reporting requirements of section 13 or 15(d) of the 1934 Act nor registered under the Investment Company Act of 1940 (the “Company Act”) and in which the Access Person or a Family Member has a direct or indirect Beneficial Ownership; and

•	Of any Access Person of the Firm.

“Associated Person” of the Firm means any Access Person, and any employees, including independent contractors who perform advisory functions on behalf of the Firm.

“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation.  An automatic investment plan includes a dividend reinvestment plan.

“Beneficial Ownership” means a direct or indirect “pecuniary interest” (as defined in Rule 16a-1(a)(2) under the 1934 Act that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a Security.  This term generally means the opportunity directly or indirectly to profit or share in any profit derived from a transaction in a Security.  An Access Person is presumed to have Beneficial Ownership of any Family Member’s account.

“Client Account” means any account for which the Firm provides services, including investment advice and investment decisions.

“Control” has the same meaning as in section 2(a)(9) of the Company Act.  Section 2(a)(9) defines “Control” as the power to exercise a controlling influence over the management or policies of a company, unless this power is solely the result of an official position with the company.

“Disposition” or “Dispose” includes any sale and the making of any personal or charitable gift of Reportable Securities.

“Family Member” of an Access Person means:

•	That person’s spouse or minor child who resides in the same household;

•	Any adult related by blood, marriage or adoption to the Access Person (a “relative”) who shares the Access Person’s household;

•	Any relative dependent on the Access Person for financial support; and

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Any other relationship (whether or not recognized by law) which the Chief Compliance Officer determines could lead to the possible conflicts of interest or appearances of impropriety this Code of Ethics is intended to prevent.

“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of section 13 or 15(d) of the 1934 Act.

“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to section 4(2) or section 4(6) of the 1933 Act or rule 504, 505 or 506 under the 1933 Act.

“Material Non-Public Information”

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Information is generally deemed “material” if a reasonable investor would consider it important in deciding whether to purchase or sell a company’s securities or information that is reasonably certain to affect the market price of the company's securities, regardless of whether the information is directly related to the company’s business.

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Information is considered “nonpublic” when it has not been effectively disseminated to the marketplace.  Information found in reports filed with the Commission or appearing in publications of general circulation would be considered public information.

“Purchase or sale of a Security” includes, among other things, transactions in options to purchase or sell a Security.

“Reportable Security” means a Security as defined in the Code of Ethics, but does not include:

•	Direct obligations of the Government of the United States;

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Money market instruments, bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Shares issued by other mutual funds or investment companies operating as exchange-traded funds; and

•	Shares issued by unit investment trusts that are invested exclusively in one or more mutual funds.

“Restricted Security” means any Security on the Firm’s Restricted Security List.  In general, this list will include securities of public companies which are clients of the Firm, or whose senior management are clients of the Firm.

“Rumor” means a false or misleading statement or a statement without a reasonable basis.  A statement will not be considered a “Rumor” if it is clearly an expression of an individual’s or the Firm’s opinion.

“Security” means any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or purchase any of the foregoing.

PROHIBITED PURCHASES, SALES AND PRACTICES

Timing of Personal Transactions

No Access Person may purchase or sell, directly or indirectly, any Security in which the Access Person or an Affiliate Account has, or by reason of the transaction acquires, any direct or indirect Beneficial Ownership if the Access Person knows or reasonably should know that the Security, at the time of the purchase or sale (i) is being considered for purchase or sale on behalf of any Client Account; or (ii) is being actively purchased or sold on behalf any Client Account.

Subject to the preapproval process set forth immediately below, if the Firm is purchasing/selling or considering for purchase/sale any Security on behalf of a Client Account, no Access Person may effect a transaction in that Security prior to the client purchase/sale having been completed by the Firm, or until a decision has been made not to purchase/sell the Security on behalf of the Client Account.

Notwithstanding the above, Access Persons may effect transactions for themselves at the same time as clients as part of a block trade, in accordance with the Rules and the Compliance Manual.

If an Access Persons seeks to transact in a individual security (e.g., stock, bond, option, etc.), the Access Person is required to obtain preapproval for such transaction from the CCO using the “Personal Trade Authorization Form,” as may be amended.  The CCO will approve or deny the request.  An Access Person is permitted to buy and sell exchange-traded funds (ETFs) without seeking the CCO’s preapproval, provided that ETFs are still considered Reportable Securities and therefore subject to transaction and holdings reporting.

Improper Use of Information

No Access Person may use his or her knowledge about the securities transactions or holdings of a Client Account in trading for any account that is directly or indirectly beneficially owned by the Access Person or for any Affiliate Account.  Any investment ideas developed by an Access Person must be made available to Client Accounts before the Access Person may engage in personal transactions or transactions for an Affiliate Account based on these ideas.

No Associated Person:

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while aware of material nonpublic information about a company, may purchase or sell securities of that company until the information becomes publicly disseminated and the market has had an opportunity to react;

•	will disclose material nonpublic information about a company to any person except for lawful purposes; or

•
may purchase or sell any Restricted Securities, found on the Restricted Securities List, if such a Restricted List is adopted in the future, as for as long as the publicly traded company (or any member of its senior management) is a client of the Firm, unless expressly approved in advance by the Chief Compliance Officer.

Improper Circulation of Rumors

No Associated Person may originate or circulate any Rumor concerning any Security that the Associated Person knows or has reasonable grounds for believing is false or misleading and is likely to improperly influence the market price of a Security.  The following activities are not prohibited:

•	Discussion of Rumors that are published by widely circulated;

•	Discussion of Rumors among other financial services professionals when discussing market or trading conditions; and

•	Discussion with others for the purpose of verifying, or inquiring into the truthfulness or accuracy of a Rumor.

Initial Public Offerings

No Access Person may acquire any securities in an Initial Public Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

Limited Offerings

No Access Person may acquire any securities in a Limited Offering without first obtaining pre-clearance and approval from the Chief Compliance Officer.

REPORTING

An Access Person must submit to the Chief Compliance Officer, on forms designated by the Chief Compliance Officer, the following reports as to all Reportable Securities holdings and brokerage accounts in which the Access Person has, or by reason of a transaction, acquires, Beneficial Ownership:

Initial Holdings Reports

Not later than 10 days after an Access Person becomes an Access Person, a Certification and Holdings Report (or other form as the CCO may designate, including an attestation and account statements) with the following information which must be current as of a date no more than 45 days prior to the date the person becomes an Access Person:

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The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

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The name of any broker, dealer or bank in which the Access Person maintains an account in which any securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

Quarterly Reportable Securities Transaction Reports

Not later than 30 days after the end of each calendar quarter, all account statements for any Personal or Affiliated Accounts in which a transaction

Transactions Report as set forth on Exhibit K for any transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition) during the calendar quarter of a Reportable Security in which the Access Person had any direct or indirect Beneficial Ownership including:

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The date of the transaction, the title, the exchange ticker symbol or CUSIP number (if applicable), the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security;

•	The nature of the transaction (i.e., purchase, sale, gift or any other type of Acquisition or Disposition):

•	The price of the Reportable Security at which the transaction was effected;

•	The name of the broker, dealer or bank with or through which the transaction was effected; and

•	The date the report is being submitted by the Access Person.

Annual Holdings Reports

At least once each twelve (12) month period by a date specified by the Chief Compliance Officer, a Certification and Holdings Report as set forth on Exhibit J with the following information which must be current as of a date no more than 45 days prior to the date the report is submitted:

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The title, type of security, and as applicable the exchange ticker or CUSIP number, number of shares and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

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The name of any broker, dealer or bank in which the Access Person maintains an account in which securities (including but not limited to Reportable Securities) are held for the Access Person’s direct or indirect Beneficial Ownership; and

•	The date the report is being submitted by the Access Person.

Exceptions From Reporting Requirements

An Access Person need not submit:

•	Any reports with respect to Securities held in accounts over which the Access Person had no direct or indirect influence or control;

•	A transaction report with respect to transactions effected pursuant to an automatic investment plan;

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A transaction report if the report would duplicate information contained in broker trade confirmations or account statements that the Firm holds in its records so long as the Firm receives the confirmations or statements no later than 30 days after the close of the calendar quarter in which the transaction takes place.

Disclaimer of Beneficial Ownership

Any report submitted by an Access Person in accordance with this Code of Ethics may contain a statement that the report will not be construed as an admission by that person that he or she has any direct or indirect Beneficial Ownership in any Security or brokerage account to which the report relates.  The existence of any report will not, by itself, be construed as an admission that any event included in the report is a violation of this Code of Ethics.

Annual Certification of Compliance

Each Access Person must submit annually, a Certification and Holdings Report as set forth on Exhibit J by a date specified by the Chief Compliance Officer, that the Access Person:

•	Has received, read and understand this Code of Ethics and recognizes that the Access Person is subject to the Code;

•	Has complied with all the requirements of this Code of Ethics; and

•	Has disclosed or reported all personal securities transactions, holdings and accounts required by this Code of Ethics to be disclosed or reported.

Legal or Regulatory Proceedings

All Firm personnel (including, but not limited to, Access Persons) will immediately notify the Chief Compliance Officer if they become the subject of a complaint or legal action involving:

•	Any arrest, summons, subpoena, indictment or conviction for a criminal offense;

•	An investigation or governmental proceeding;

•	Any refusal of registration or injunction, censure, fine or other disciplinary action imposed by a regulatory body;

•	Any litigation or arbitration;

•	Any bankruptcy proceedings; or

•	Any other disciplinary event which the Firm personnel believes may be material to their employment at the Firm.

CONFIDENTIALITY

Non-Disclosure of Confidential Information

No Access Person, except in the course of his or her duties, may reveal to any other person any information about securities transactions being considered for, recommended to, or executed on behalf of a Client Account.  In addition, no Associated Person may use confidential information for their own benefit or disclose such confidential information to any third party, except as such disclosure or use may be required in connection with their employment or as may be consented to in writing by the Chief Compliance Officer.  These provisions will continue in full force and effect after termination of the Associated Person’s relationship with the Firm, regardless of the reason for such termination.

Confidentiality of Information in Access Persons’ Reports

All information obtained from any Access Person under this Code of Ethics normally will be kept in strict confidence by the Firm.  However, reports of transactions and other information obtained under this Code of Ethics may be made available to the Commission, any other regulatory or self-regulatory organization or any other civil or criminal authority or court to the extent required by law or regulation or to the extent considered appropriate by management of the Firm.  Furthermore, in the event of violations or apparent violations of the Code of Ethics, information may be made available to appropriate management and supervisory personnel of the Firm, to any legal counsel to the above persons and to the appropriate persons associated with a Client Account affected by the violation.

SANCTIONS

Upon determining that an Access Person has violated this Code of Ethics, the Firm’s Chief Compliance Officer or his or her designee, may impose such sanctions as he or she deems appropriate. These include, but are not limited to, a letter of censure, disgorgement of profits obtained in connection with a violation, the imposition of fines, restrictions on future personal trading, termination of the Access Person’s position or relationship with the Firm or referral to civil or criminal authorities.

DUTIES OF THE CHIEF COMPLIANCE OFFICER

Identifying and Notifying Access Persons

The Chief Compliance Officer will identify each Access Person and notify each Access Person that the person is subject to this Code of Ethics, including the reporting requirements.

Providing Information to Access Persons

The Chief Compliance Officer will provide advice, with the assistance of counsel if necessary, about the interpretation of this Code of Ethics.

Revising the Restricted Securities List

The Chief Compliance Officer will ensure that the Restricted Securities List is updated as necessary.

Reviewing Reports

The Chief Compliance Officer will be responsible for ensuring that reports submitted by each Access Person are reviewed to determine whether there may have been any transactions prohibited by this Code of Ethics.

Reports to the Board of Reportable Funds

On at least an annual basis, the Chief Compliance Officer shall prepare a written report describing any issues arising under the Code, including information about any material Code violations by Access Persons and any sanctions imposed due to such violations, and submit the information to the board(s) of any reportable fund(s) managed by the Firm via the trust’s Chief Compliance Officer (unless otherwise instructed).  On an annual basis, the Firm shall certify to the board(s) of any reportable fund(s) managed by the Firm that it has adopted procedures reasonably necessary to prevent its Access Persons from violating the Code of Ethics. Typically, the timing and format of all such reports shall be subject to the discretion of the board(s) of the reportable fund(s).

Compliance and Review of the Chief Compliance Officer

The Chief Compliance Officer must comply with the Code of Ethics, including obtaining pre-clearance for certain activities and submitting any required forms and/or reports.  The Chief Operations Officer will be responsible for ensuring the compliance of the Chief Compliance Officer with the Code of Ethics.

BOOKS AND RECORDS

In its books and records, the Firm will maintain all documents related to the Code of Ethics including:

•	A copy of the Code of Ethics adopted and implemented and any other Code of Ethics that has been in effect at any time within the past five years;

•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation;

•	A record of all written acknowledgments for each person who is currently, or within the past five years was, an Associated Person of the Firm;

•	A record of each Access Person report described in the Code of Ethics;

•	A record of the names of persons who are currently, or within the past five years were, Access Persons; and

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A record of any decision and the reasons supporting the decision, to approve the Acquisition of Beneficial Ownership in any Security in an Initial Public Offering or Limited Offering, for at least five years after the end of the fiscal year in which the approval was granted.